Filed pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-128020

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated September 8, 2005)

MICROVISION, INC.

COMMON STOCK

1,641,216 SHARES

This document supplements the Prospectus dated September 8, 2005 and the Prospectus Supplement No. 1 dated September 22, 2006 relating to the offer and sale from time to time of up to 1,641,216 shares of the common stock of Microvision, Inc. by selling shareholders of the Company.

This Prospectus Supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus dated September 8, 2005, including any amendments or supplements thereto.

Investing in these securities involves a high degree of risk. You should carefully consider the “Risk Factors” set forth beginning on page 2 of the Prospectus and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in the table appearing under the heading “Selling Shareholders,” beginning on page 11 of the Prospectus, is hereby amended by adding the information below with respect to shareholders not previously listed in the Prospectus (including in any amendments or supplements thereto). The percentage of our outstanding common stock beneficially owned by the selling shareholder named below is based on 56,725,414 shares of common stock issued and outstanding as of October 10, 2007. OTA LLC acquired beneficial ownership of the shares listed below by transfer of a warrant to purchase 74,439 shares of our common stock from Satellite Strategic Finance Associates, LLC and a warrant to purchase 140,139 shares of our common stock from Satellite Strategic Finance Partners Ltd., which are listed as selling shareholders in the Prospectus.

SELLING SHAREHOLDERS

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Beneficial Ownership Percentage After Offering
OTA LLC (1)	626,373	214,578	411,795	*

*	less than one percent.
(1)	Ira Leventhal has voting and dispositive power over the securities as senior managing director of OTA LLC.

The date of this Prospectus Supplement is October 19, 2007.